Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Addus HomeCare Corporation

Frisco, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 15, 2017, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Addus HomeCare Corporation’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

Chicago, Illinois

August 14, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.